UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 29, 2006
Apartment Investment and Management Company
(Exact Name of Registrant as Specified in Charter)

Maryland	1-13232	84-1259577
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer Identification
Incorporation)	File Number)	No.)

4582 South Ulster Street Parkway,
Suite 1100, Denver, CO	80237
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 757-8101
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     On June 29, 2006, Apartment Investment and Management Company (the “Company”) sold 200 shares of its Series A Community Reinvestment Act Perpetual Preferred Stock, $0.01 par value per share (“CRA Preferred Stock”), at a price of $490,000 per share, for gross proceeds of $98 million. The shares were sold to a single financial institution in a private placement exempt from registration under section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchaser is expected to resell some or all of the shares of CRA Preferred Stock at a price of $500,000 per share (plus accumulated and unpaid dividends from the date of original issuance) only to qualified institutional buyers in accordance with Rule 144A under the Securities Act.
Item 5.03 Amendment to Articles of Incorporation or Bylaws.
     On June 29, 2006, the Company filed with the State of Maryland Articles Supplementary (the “Articles Supplementary”) relating to the CRA Preferred Stock, which became effective on filing. The Articles Supplementary classified 240 authorized but unissued shares of the Company’s Class A Common Stock, par value $0.01 per share, into 240 shares of CRA Preferred Stock.
     Holders of the CRA Preferred Stock are entitled to cumulative cash dividends payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, when and as declared, beginning on September 30, 2006. For the period from June 29, 2006, the date of original issuance, through March 31, 2015, the dividend rate is a variable rate per annum equal to the Three-Month LIBOR Rate (as defined in the Articles Supplementary) plus 1.25%, calculated as of the beginning of each quarterly dividend period. The dividend rate for the period from the date of original issuance through September 30, 2006 is 6.75% per annum, and the initial dividend payable on September 30, 2006, is $8,718.75 per share.
     The liquidation preference for the CRA Preferred Stock is $500,000 per share, plus an amount equal to accumulated, accrued and unpaid dividends, whether or not earned or declared. The CRA Preferred Stock will rank prior to the Company’s common stock and on the same level as the Company’s outstanding shares of preferred stock, with respect to the payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up.
     The CRA Preferred Stock will not be redeemable prior to June 30, 2011, except in limited circumstances relating to the ownership limitation necessary to preserve the Company’s qualification as a REIT. On and after June 30, 2011, the CRA Preferred Stock will be redeemable for cash, in whole or from time to time in part, at the option of the Company, at a price per share equal to the liquidation preference, plus accumulated, accrued and unpaid dividends, if any, to the redemption date.
     Unless previously redeemed in full, on March 31, 2015, and on each remarketing date thereafter, the CRA Preferred Stock will be subject to remarketing at the lowest dividend rate that, in the judgment of the remarketing agent selected by the Company, will permit the CRA Preferred Stock to be remarketed at its liquidation preference of $500,000 per share. The dividend rate that will be implemented in any remarketing may be fixed or variable, at the option of the Company, and will remain in effect until the next remarketing, which is a period of time that the Company will determine, in its sole discretion, in connection with each remarketing. All shares of CRA Preferred Stock will be tendered for remarketing on each remarketing date, unless a holder affirmatively elects to hold its shares by delivering a notice of non-tender to the Company and the remarketing agent. If the remarketing agent is unable to remarket all of the tendered shares at their liquidation preference, the dividend rate will be adjusted to equal the Three-Month LIBOR Rate plus 3.25% for a period of one year, after which another remarketing will be attempted.

     Holders of CRA Preferred Stock will generally not have any voting rights. If, however, the Company has not paid dividends on the CRA Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of CRA Preferred Stock, together with holders of other classes of preferred stock of the Company, will be entitled to elect two additional directors to the Company’s board of directors until all accumulated and unpaid dividends on the CRA Preferred Stock have been paid or declared and set apart for payment. In addition, certain material adverse changes to the terms of the CRA Preferred Stock cannot be made without the affirmative vote of holders of at least 66-2/3% of the outstanding shares of CRA Preferred Stock.
     The Company believes that holders of CRA Preferred Stock will receive positive consideration under the Community Reinvestment Act of 1977, as amended from time to time (the “CRA”), based on the value of eligible assets owned directly or indirectly by the Company’s operating partnership and each such holder’s investment in the CRA Preferred Stock.
     A copy of the Articles Supplementary is filed hereto as Exhibit 3.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are filed with this report:

Exhibit
Number	Description

3.1	Articles Supplementary relating to the Series A Community Reinvestment Act Perpetual Preferred Stock of the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

Date: July 5, 2006	By:	/s/ Patti K. Fielding

Patti K. Fielding
Executive Vice President—Securities and
Debt; Treasurer

Exhibit Index

Exhibit
Number	Description

3.1	Articles Supplementary relating to the Series A Community Reinvestment Act Perpetual Preferred Stock of the Company.

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